Exhibit 107

Calculation of Filing Fee Tables

S-4

(Form Type)

Nocturne Acquisition Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value of $0.0001 (1)(2)	457(f)(2)	12,789,627	10.30	$131,733,159	$0.00011020	$14,517
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$131,733,159
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$14,517

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date

(1)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	The number of shares of common stock of Nocturne Acquisition Corporation, par value $0.0001 per share (the “Nocturne Common Stock”), being registered includes up to 11,650,485 shares of Nocturne Common Stock estimated to be issued to Cognos Therapeutics, Inc.’s equity holders in connection with the business combination described herein and up to 1,139,142 shares of Nocturne Common Stock issuable in the aggregate to the holders of rights to receive one-tenth of a share of Nocturne Common Stock in connection with the closing of an initial business combination.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Cognos Therapeutics, Inc. (“Cognos”) is a private company, no market exists for its equity and it has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is the stated value of the Cognos securities expected to be exchanged in the Merger.

(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.